                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)


                                                              First
                                                           Three Months         For the Years Ended December 31,
                                                              2005       2004         2003       2002        2001         2000
                                                            -------     -------     -------     -------     -------     -------
Earnings
--------
Income/(loss) before income taxes, minority interest and    $  (133)    $  (539)    $(1,194)    $  (160)    $  (164)    $   405
     change in accounting

Earnings of non-consolidated affiliates                          (6)        (45)        (55)        (44)        (24)        (56)

Cash dividends received from
  non-consolidated affiliates                                     9          42          35          16          12          17

Fixed charges                                                    42         140         126         139         174         215

Capitalized interest, net of amortization                         1           1           3           1          (2)         (3)
                                                            -------     -------     -------     -------     -------     -------
     Earnings                                               $   (87)    $  (401)    $(1,085)    $   (48)    $    (4)    $   578
                                                            =======     =======     =======     =======     =======     =======

Fixed Charges

Interest and related charges on debt                        $    35     $   109     $    97     $   109     $   139     $   176
Portion of rental expense representative of
  the interest factor                                             7          31          29          30          35          39
                                                            -------     -------     -------     -------     -------     -------
     Fixed charges                                          $    42     $   140     $   126     $   139     $   174     $   215
                                                            =======     =======     =======     =======     =======     =======

Ratios
------
Ratio of earnings to fixed charges*                             N/A         N/A         N/A         N/A         N/A         2.7
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* For the first three months ended March 31, 2005 and for the years ended
December 31, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $129 million, $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.